UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 26, 2013

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement; ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 26, 2013, Advanced Micro Devices, Inc. (the “Company”) consummated a sale leaseback transaction pursuant to an agreement of purchase and sale dated March 11, 2013 (the “Purchase Agreement”) with 7171 Southwest Parkway Holdings, LP (“7171 Holdings”) in which the Company sold its Lone Star Campus located at 7171 Southwest Parkway, Austin, Texas (the “Property”) to 7171 Holdings. Pursuant to the terms of the Purchase Agreement, on March 26, 2013, 7171 Holdings entered into a master lease agreement (the “Master Lease Agreement”) with Lantana HP, Ltd (“Sublandlord”) with respect to 812,350 rentable square feet and common areas (the “Premises”) of the Property. On March 26, 2013, the Company also entered into a sublease agreement with Sublandlord (the “Sublease Agreement”) covering the Premises and entered into a consent agreement with 7171 Holdings and Sublandlord (the “Consent”) setting forth additional agreements among the parties relating to the Sublease Agreement and the Master Lease Agreement. We expect base rent payments during the 12-year lease term of approximately $120 million. In addition to base rent, we will also pay operating costs, impositions, electrical costs and chilled water costs for the Premises (“Additional Rent”). Additional Rent is based on actual costs and the amount could be material.

A summary of the material terms of the Purchase Agreement, Sublease Agreement, Master Lease Agreement and Consent was disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2013 (the “Original 8-K”) and is incorporated herein by reference. The summary herein and provided in the Original 8-K does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, Sublease Agreement, Consent and Master Lease Agreement, copies of which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2013	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Roeder
	Name:	Faina Roeder
	Title:	Assistant Secretary